Exhibit 4.13

WARRANT AGREEMENT

WARRANT AGREEMENT (the “Agreement”), dated as of October 15, 2002, between Mercator Software, Inc., a Delaware corporation (the “Company”), and Vector Capital II, L.P., a California limited partnership (the “Holder”).

WHEREAS, upon the execution and delivery of this Agreement and of a Settlement Agreement and Full Release by and between the Company and Holder (the “Settlement Agreement”) the Company shall grant the Warrants (as defined below) to the Holder entitling the Holder to purchase, upon the terms and subject to the conditions contained in this Agreement, the shares of common stock of the Company set forth herein, subject to adjustment as provided in Section 11 hereof;

WHEREAS, the Company will issue certificates evidencing the Warrants (the “Warrant Certificate”) and other matters as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.    Warrant Certificate.    The Warrant Certificate (and the Form of Exercise to be set forth on the reverse thereof) shall be substantially in the form set forth in Exhibit A attached hereto, and may have such letters, numbers or other marks of identification and such legends printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement.

Section 2.    Execution and Countersignature of Warrant Certificates.    The Warrant Certificate shall be executed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer or Treasurer (each, a “Company Officer”) under its corporate seal reproduced thereon attested by its Secretary or Assistant Secretary. The signature of any of these Company Officers on any Warrant Certificate may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time Company Officers shall bind the Company even if any such individual ceased to be a Company Officer prior to the execution and delivery of such Warrant Certificate or was not a Company Officer at the date of this Agreement.

Section 3.    Grant of Warrants.    Subject to the provisions of the Settlement Agreement, this Agreement and the Warrant Certificate, each Warrant entitles Holder to purchase from the Company (and the Company shall issue and sell to the Holder) one fully paid and non-assessable share of Common Stock at the Exercise Price (as defined below) (the “Warrant”). The Company grants to Holder one hundred five thousand (105,000) Warrants as more fully provided herein.

Section 4.    Issuance of Warrant Certificate.    This Agreement and the Warrant Certificate will be executed and delivered concurrently with the execution and delivery of the Settlement Agreement, and the “Grant Date” for purposes of the exercise of the Warrants shall be the same as the Effective Date of the Settlement Agreement.

Section 5.    Transfers.    The Warrants are not transferable or assignable, in whole or in part except to affiliates and partners of the Holder. Any Warrant Certificate cancelled pursuant to any provisions of this Agreement shall not be reissued, and shall be returned to the Company.

Section 6.    Duration and Exercise of Warrants.

(a)  Each Warrant shall be exercisable, upon payment of the Exercise Price (as defined herein) on and after the Grant Date and shall expire at 5:00 p.m. Connecticut time on the seventh (7th) anniversary of the Grant Date, except as otherwise described in the Warrant Certificate (such date of expiration being herein referred to as the “Expiration Date”). In the event that the Expiration Date falls on a day other than a Business Day, the Warrants shall expire at 5:00 p.m. Connecticut time on the next succeeding Business Day. A “Business Day” shall mean a day other than a Saturday, Sunday or a public or national bank holiday or the equivalent for banks generally under the laws of the State of Connecticut.

(b)  The Warrants represented by the Warrant Certificate shall only be exercisable for shares of Common Stock of the Company from the Grant Date with respect to such Warrants through and including the Expiration Date with respect to such Warrant. Each Warrant may be exercised on any Business Day on or prior to 5:00 p.m. Connecticut time on the Expiration Date. After 5:00 p.m. Connecticut time on the Expiration Date, any unexercised Warrants will become wholly void and of no value.

(c)  The Warrants shall be exercised upon surrender to the Company of the Warrant Certificate evidencing the Warrant(s) exercised, with the Form of Exercise attached therewith duly completed and signed, and upon payment of the Exercise Price in lawful money of the United States of America by certified or official bank check payable to the order of the Company or as pursuant to Section 13 herein. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of a Warrant shall be subject to adjustment as provided in Section 11. Except as provided in Section 11, no adjustment shall be made for any cash dividends or other distributions on or in respect of the Common Stock or other securities purchasable upon the exercise of a Warrant.

(d)  Subject to Sections 7 and 13, upon surrender of a Warrant Certificate and payment of the Exercise Price at the time in effect thereunder and an amount equal to any applicable transfer tax in cash or by certified check or official bank check payable to the order of the Company, the Company shall thereupon promptly cause to be issued and shall deliver to the Holder within a reasonable time, not exceeding fifteen days, after each Warrant represented by the Warrant Certificate shall have been exercised, a certificate for the shares of Common Stock issuable upon the exercise of each Warrant evidenced by such Warrant Certificate. The Holder shall be deemed to have become the holder of record of such shares of Common Stock (a “Shareholder”) as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price.

(e)  The Warrants evidenced by a Warrant Certificate shall be exercisable at the election of the Holder, either as an entirety or from time to time for part only of the number of Warrants evidenced by the Warrant Certificate. In the event that less than all of the Warrants evidenced by a Warrant Certificate surrendered upon the exercise of Warrants are exercised, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Company. Notwithstanding anything herein to the contrary, the Company may elect to pay cash in lieu of issuing Common Stock as provided in Section 13(a) of this Agreement.

Section 7.    Exercise Price.    The Exercise Price of each Warrant shall be $3.37.

Section 8.    Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the issuance of Warrants and the issuance of Common Stock upon the exercise of any Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any certificates for shares of Common Stock in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant and the Company shall not be required to issue or deliver such certificates unless or until the persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 9.    Mutilated or Missing Warrant Certificates.    In case any of the Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also satisfactory to the Company. Holder shall also comply with such other reasonable requirements and pay such other reasonable charges as the Company may prescribe in connection with the issuance of such substitute Warrant Certificate.

Section 10.    Reservation of Common Stock.    The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock and/or shares of Common Stock held in its Treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon the exercise of Warrants the maximum number of shares of Common Stock which are required to be delivered upon the exercise of all outstanding Warrants.

The Company covenants that all shares of Common Stock which may be issued upon the exercise of Warrants will, upon issuance, be duly issued and outstanding; fully paid and nonassessable and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

The Company is authorized to requisition from time to time from a transfer agent for the Common Stock (including the Company if then acting as a transfer agent) stock certificates required to honor the exercise of outstanding Warrants. The Company hereby authorizes its present and any future such transfer agent to comply with all such requests. The Company will supply such transfer agent with duly executed Common Stock certificates for such purposes and will itself provide or otherwise make available any cash which may be payable as provided in Section 11.

Section	11. Adjustment of Exercise Price and Number and Kind of Securities Purchasable upon Exercise of Warrants.

(a)  Adjustment of Exercise Price and Number of Warrants.    The Exercise Price shall be subject to adjustment from time to time as provided in this Section 11. No adjustment of the Exercise Price, however, shall be made in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment, if any, which together with any subsequent adjustments so carried forward shall amount to $.01 per share or more. Upon each adjustment of the Exercise Price, the Holder shall thereafter, at or prior to the Expiration Date, be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares issuable upon exercise of the Warrants obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the Exercise Price resulting from such adjustment.

(b)  Subdivision or Combination of Stock.    In case the Company shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares, or issue a dividend in common stock on such shares the Exercise Price in effect immediately prior to such subdivision or dividend shall be proportionately reduced and the number of shares issuable upon exercise of the Warrants immediately prior to such subdivision or dividend shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock shall be combined at any time into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares issuable upon exercise of the Warrants immediately prior to such combination shall be proportionately reduced.

(c)  Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc.    In case the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or (ii) permits any other corporation to consolidate with or merge into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock of the Company is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Company, or grants a non-cash dividend, in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (c), the Holder, upon the exercise of the Warrants at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for shares issuable upon such exercise of the Warrants prior to such consummation) the stock and other securities, cash and assets to which such Holder would have been entitled upon such consummation if such Holder had so exercised such Warrants immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 11). Notwithstanding the foregoing, in the event that a definitive agreement (a “Sale Agreement”) is executed with respect to an all cash transaction involving (i) either a merger or consolidation of the Company with and into another corporation or (ii) the sale of all or substantially all of the outstanding shares of Common Stock of the Company, the Company shall have the right, on ten days prior written notice to the Holder, to pay or cause to be paid to the Holder on or immediately prior to the closing date of the transactions under the Sale Agreement in full and complete satisfaction and cancellation of the Warrants, an amount in cash equal to the greater of (I) (A) the product of (x) the price per share of Common Stock payable to the holders of Common Stock under the Sale Agreement and (y) the number of shares of Common Stock issuable upon exercise of the Warrants on such date minus (B) the product of (x) the Exercise Price in effect at such date and (y) the number of shares of Common Stock issuable upon exercise of the Warrants on such date and (II) the Put Purchase Price (as defined in the Settlement Agreement), provided that the Put Right has not expired by the terms of the Settlement Agreement prior to the closing date of the transactions under the Sale Agreement.

(d)  Notice of Adjustment.    Whenever the number of shares issuable upon the exercise of the Warrants or the Exercise Price is adjusted, as provided in this Section 11, the Company shall prepare and mail to the Holder a certificate setting forth (i) the Exercise Price and the number of shares issuable upon the exercise of the Warrants after such adjustment, (ii) a brief statement of the facts requiring such adjustment and (iii) the computation by which such adjustment was made.

(e)  Successive Transactions.    The provisions of this Section 11 shall similarly apply to successive transactions.

Section 12.    Fractional Shares of Common Stock.    The Company may, but will not be required to, issue fractional shares of Common Stock or to distribute shares of Common Stock certificates which evidence fractions of shares upon the exercise of the Warrants; provided, however, that in lieu of issuance of fractional shares of Common Stock the Company may make a cash payment equal in amount to the product of the applicable fraction multiplied by the then current market price of shares of the Company’s Common Stock.

Section 13.    Exercise Options.

(a)  Cash In Lieu of Exercise.    At any time from and after the Exercise Date and prior to the Expiration Date, the Holder may notify the Company of its intent to exchange any of the unexercised Warrants represented by the Warrant Certificate (a “Warrant Exchange”) into the number of fully paid and non-assessable shares of Common Stock determined in accordance with this Section 13, by surrendering such Warrant Certificate(s) (or affidavit of lost certificate and indemnification) at the principal office of the Company or at the office of its Transfer Agent, accompanied by a notice stating such Holder’s intent to effect such exchange and the number of Warrants to be exchanged (the “Notice of Exchange”). Upon receipt of a Notice of Exchange, the Company shall have the option in its sole discretion to pay to Holder cash in whole or in part in lieu of Common Stock issuable upon Holder’s exercise of Warrants, if, on a fully diluted basis, Holder’s total ownership (as defined below) in the Company on the date of a Notice of Exchange exceeds ten percent (10%) of the total outstanding Common Stock on the date on which the Notice of Exchange is received by the Company. For the purpose of this Section 13(a), “ownership” means Holder’s ownership of the Company’s Common or Preferred Stock and securities convertible into shares of Common or Preferred Stock after exercise of the Warrants, included in the Warrant Exchange. If the Company elects to exercise its cash payment option under this Section 13(a), the Company shall notify Holder of such election within five (5) days of the Company’s receipt of the Notice of Exchange. If the Company elects to exercise its cash payment option, the Company shall pay to Holder in cash an amount per share equal to the difference between the Exercise Price and Market Price. The Company shall pay any cash due to Holder as follows: one third of such sum within ten (10) days of the date of the Company’s receipt of the Notice of Exchange and the balance in cash paid one third thereof on each of the first and second anniversaries of the day after the date of Notice of Exchange. Any sums due on the first or second anniversaries shall accrue interest at six percent (6%) per year until paid.

(b)  Cashless Exercise.    At any time prior to the Expiration Date and subject to Section 13(a), the Holder may do a Warrant Exchange for the number of fully paid and non-assessable shares of Common Stock determined in accordance with this Section 13(b), by surrendering such Warrant Certificate(s) (or affidavit of lost certificate and indemnification) at the principal office of the Company or at the office of its Transfer Agent, accompanied by a Notice of Exchange. Certificates for the shares issuable upon such Warrant Exchange and, if applicable, a Warrant Certificate of like tenor evidencing the balance of the shares remaining subject to the Holder’s Warrant Certificate(s), shall be issued as of the date of the Notice of Exchange and delivered to the Holder within fifteen (15) business days following the date that the Notice of Exchange is received by the Company (the “Exchange Date”). In connection with any Warrant Exchange, the Holder’s Warrant Certificate shall represent the right to subscribe for and acquire the number of shares of Common Stock equal to the product of (A) the number of Warrants that are being exchanged as specified by the Holder in its Notice of Exchange multiplied by (B) a fraction, the numerator of which is the Market Price (defined below) of the Company’s Common Stock less the then existing Exercise Price per share and the denominator of which is the Market Price.

(c)  For the purpose of this Section 13, Market Price shall be the last reported sale price on the date on which the Notice of Exchange is received by the Company, or in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or as reported in the Nasdaq Market System (National or SmallCap system, as applicable) or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Market System, the last reported sale price as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or similar organization if Nasdaq is no longer reporting such information, or if the Common Stock is not quoted on Nasdaq, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it for the two (2) days immediately preceding such issuance or sale and the day of such issuance or sale.

Section 14.    Restrictions on Transferability.    The Warrant Certificate and the shares of Common Stock issuable upon exercise of the Warrants shall not be transferable except upon the conditions specified in this Section 14, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of any Warrant Certificate or any shares of Common Stock issuable upon exercise of the Warrants.

(a)  Restrictive Legend; Holder’s Representation.    Unless and until otherwise permitted by this Section 14, each certificate representing shares of Common Stock issuable upon exercise of the Warrants, and any certificate issued at any time upon transfer of, or in exchange for or replacement of, any certificate bearing the legend set forth below shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THE TRANSFER, RESALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE MADE ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR A VALID EXEMPTION THEREFROM AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AND BY DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THERE IS SUCH AN EXEMPTION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN WARRANT AGREEMENT DATED AS OF October 15, 2002 AND THAT CERTAIN SETTLEMENT AGREEMENT AND FULL RELEASE OF EVEN DATE, BY AND BETWEEN THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The Holder represents to the Company that it is acquiring the Warrants and, if required by securities laws at the time, will acquire the shares of Common Stock issuable upon exercise of the Warrants (if at all) for its own account and not with a view to any public distribution thereof. The acquisition of any Warrants or shares of Common Stock issuable upon exercise of the Warrants by the Holder on the date of this Agreement or upon exercise of a Warrant shall constitute the Holder’s reaffirmation of such representation. The Holder further represents to the Company that it is an “accredited investor” as defined in Regulation D under the Securities Act. The Holder understands that the Warrants and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act and may only be sold or otherwise disposed of in compliance with the Securities Act. The Holder by its acceptance of such security further understands that such security may bear a legend as contemplated by this Section 14.

All Warrant Certificates issued upon transfer, division or combination of, or in substitution for, any Warrant Certificate or Warrant Certificates entitled to bear such legend shall have a similar legend endorsed thereon.

Section 15.    Notices.    All notices, demands or other communications hereunder shall be in writing, via registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier services and will be deemed given when so received by hand, or if mailed by registered or certified mail, three days after mailing, or if sent by overnight courier service, one day after deposit with such service for overnight delivery, to the following addresses (or to such other addresses as any party may designate in writing):

(a)	If to the Company, to:

Mercator Software, Inc.

45 Danbury Road,

Wilton, Connecticut 06897

Attention: Chief Executive Officer

with a copies to:

Mercator Software, Inc

45 Danbury Road

Wilton, Connecticut 06897

Attention: General Counsel

Thompson Hine LLPs

One Chase Manhattan Plaza

New York, N.Y. 10005-1401

Attention: Paul A. Soden, Esq.

(b)	if to Holder, to:

Vector Capital II, L.P.

456 Montgomery St., 19th Floor

San Francisco, CA 94104

Attention: Alexandra R. Slusky

with a copy to:

Fenwick & West L.L.P.

Two Palo Alto Square

Palo Alto, CA 94306

Attention: Barry Kramer, Esq.

Telephone: 650/858-7273

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered (or delivery is refused) or as of the date deposited with the courier, as the case may be.

Section 16.    Supplements and Amendments.

(a)  The Company may from time to time supplement or amend this Agreement without the approval of the Holder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the Holder.

(b)  This Agreement may be changed, waived or terminated only with the written consent of the Company and Holder.

Section 17.    No Rights as Shareholders. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holder any rights of a shareholder, including without limitation, the right to vote, to receive dividends or to consent to, or receive notice as a shareholder in respect of, any meeting of shareholders for the election of directors of the Company or for any other matter.

Section 18.    Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

Section 19.    Termination.    This Agreement shall terminate and be of no further force and effect at, and no Warrant may be exercised after, 5:00 p.m. Connecticut time on the Expiration Date provided for in Section 5 of this Agreement. Notwithstanding the foregoing, this Agreement will terminate on such earlier date when all Warrants have been exercised and no Warrants remain outstanding.

Section 20.    Governing Law.    This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflicts of laws provisions.

Section 21.    Jurisdiction:    Service of Process. Any action or proceeding arising out of this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of the such court in any such action or proceeding and waives any objection to venue laid therein.

Section 22.    Benefits of this Agreement; Rights of Action.    Nothing in this Agreement shall be construed to give to any person or corporation other than the

Company and the Holder any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Holder.

Section 23.    Counterparts.    This Agreement may be executed in one or more counterparts by facsimile signature, and with counterpart signature pages, each of which shall be an original, and all of which together shall constitute one and the same Agreement.

Section 24.    Headings.    The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 25.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MERCATOR SOFTWARE, INC.

By:	/s/ DAVID GORET
	Name:	David Goret
	Title:	SVP, GC

Attest:

/s/    KENNETH J. HALL

VECTOR CAPITAL II, L.P.

By:	ALEX SLUSKY
	Name:	Alex Slusky
	Title:	Managing Member, Vector Capital Partners II, LLC
Its: General Partner

Attest:

/s/    D.W. CHAMBERS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THE TRANSFER, RESALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY ONLY BE MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR A VALID EXEMPTION THEREFROM AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AND BY DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THERE IS SUCH AN EXEMPTION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN WARRANT AGREEMENT DATED AS OF OCTOBER 15, 2002 AND THAT CERTAIN SETTLEMENT AGREEMENT AND FULL RELEASE OF EVEN DATE, BY AND BETWEEN THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

EXERCISABLE ONLY ON OR BEFORE 5:00 p.m. CONNECTICUT TIME

October 15, 2009

No. W- Vector—1

105,000 Warrants

WARRANT CERTIFICATE

MERCATOR SOFTWARE, INC.

This Warrant Certificate certifies that Vector Capital II, L.P., a Delaware limited partnership is the registered holder (the “Holder”) of one hundred five thousand (105,000) Warrants (the “Warrants”) expiring October 15, 2009 to purchase shares of common stock of Mercator Software, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the Holder to purchase from the Company, on or after the issuance hereof, and on or before 5:00 p.m. Connecticut time on October 15, 2009 one fully paid and nonassessable share of common stock of the Company, par value $.01 per share (“Common Stock”), at the exercise price (the “Exercise Price”) at the time in effect under the Warrant Agreement (as defined on the reverse hereof), payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of such Exercise Price to the Company in Wilton, Connecticut, subject to the conditions set forth herein and in the Warrant Agreement and Settlement Agreement, provided, however, that the number or kinds of shares of Common Stock or other securities (or in certain events other property) purchasable upon exercise of the Warrants and the Exercise Price referred to on the reverse hereof may as of the date of this Warrant Certificate have been, or may after such date be, adjusted as a result of the occurrence of certain events, as more fully provided in the Warrant Agreement. Payment of the Exercise Price shall be made by certified or official bank check payable to the order of the Company or as provided in Section 13 of the Warrant Agreement.

No Warrant may be exercised after 5:00 p.m. Connecticut time on October 15, 2009 (the “Expiration Date”).

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Holder by the manual signature of one of its authorized officers.

Void after October 15, 2009

MERCATOR SOFTWARE, INC.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to a Warrant Agreement, dated October 15, 2002 (the “Warrant Agreement”) and a Settlement Agreement and Full Release (the “Settlement Agreement”), between the Company and Holder, which Warrant Agreement and Settlement Agreement are hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holder. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant Agreement. Copies of the Warrant Agreement and Settlement Agreement are available for inspection at the Company, located at 45 Danbury Road, Wilton, Connecticut, during regular business hours.

Warrants may be exercised to purchase shares of Common Stock from the Company at any time, or from time to time on or after October 15, 2002 and on or before the Expiration Date, at the Exercise Price then in effect. The Holder may exercise the Warrants represented by this Warrant Certificate by surrendering the Warrant Certificate with the Form of Exercise attached herewith properly completed and executed, together with payment of the Exercise Price at the time in effect, to the Company. In the event that an exercise of Warrants evidenced hereby shall be an exercise of less than the total number of Warrants evidenced hereby, there shall be issued to the Holder a new Warrant Certificate evidencing the number of Warrants not exercised. The Holder may exchange the Warrants represented by this Warrant Certificate by surrendering the Warrant Certificate with the Form of Exercise attached herewith properly completed and executed, together with a Notice of Exchange, to the Company. In the event that an exchange of Warrants evidenced hereby shall be an exchange of less than the total number of Warrants evidenced hereby, there shall be issued to the Holder a new Warrant Certificate evidencing the number of Warrants not exchanged. No adjustment will be made for any cash dividends on any shares of Common Stock issuable upon exercise or exchange of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price may, subject to certain conditions, be adjusted and under certain circumstances the Warrant may become exercisable for securities or other assets other than the shares of Common Stock referred to on the face hereof. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be adjusted.

The Company may, but shall not be required to, issue fractions of shares of Common Stock or any certificates that evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the current market price then in effect.

The Warrants represented by this Warrant Certificate are not transferable or assignable, in whole or in part except to affiliates and partners of the Holder. The Company shall make no service or other charge in connection with any such exchange of this Warrant Certificate, for the purpose of any exercise hereof, any distribution to the Holder hereof, and for all other purposes, except as provided in the Warrant Agreement.

Mercator Software, Inc.

By:
Name:
Title:

Attest:

By:

Secretary

FORM OF EXERCISE

To Be Executed by the Holder in Order to Exercise Warrants

THE UNDERSIGNED HOLDER hereby irrevocably elects to exercise ____________ Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

(please insert name and taxpayer identification number)

and be delivered to

(please print or type name and address)

and if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below:

(Address)

(Date)

(Signature of the Holder)